FOR IMMEDIATE RELEASE

CONTACT:	Michael Shea, CFO David Reingold, Senior Vice President, Marketing, IR Computer Horizons Corp. (973) 299-4000	Investors:	Lauren Felice RF Binder Partners (212) 994-7541 lauren.felice@rfbinder.com
	bmurphy@computerhorizons.com dreingol@computerhorizons.com	Media:	Kate Rothen RFBinder Partners (212) 994-7537 kate.rothen@rfbinder.com

COMPUTER HORIZONS BOARD REACHES SEPARATION AND NON-COMPETE
AGREEMENT REGARDING CHC's FOUNDER

Mountain Lakes, NJ, April 29, 2003—Computer Horizons Corp. (Nasdaq: CHRZ), a strategic human capital management and professional services company, today announced that its Board has executed a separation and non-compete agreement with John J. Cassese, CHC's founder and former CEO, under which Mr. Cassese has resigned as an employee and officer of the Company and its subsidiaries, terminating his employment agreement with the Company.

The agreement calls for Mr. Cassese to be bound by a five-year non-competition agreement and pays him $3.5 million, and certain health and insurance benefits. A special committee of the Board, comprised of non-management directors, obtained independent analyses of the value of the separation package.

Mr. Cassese had been on a leave of absence as CEO and president since March 13, 2003 when he resigned his position as director and Chairman of the Board. At that time, William J. Murphy was named president and chief executive officer, and Thomas J. Berry, a member of the Board since 1989, was appointed Chairman of the Board.

About Computer Horizons Corp.

Computer Horizons Corp. (Nasdaq: CHRZ) is a strategic human capital services and e-business solutions company with more than thirty years of experience, specifically in information technology. As a global leader in systems integration and managed services, CHC enables companies to maximize technology investments. By leveraging its core business in IT services and its proprietary technology through Chimes, its wholly-owned subsidiary, CHC is enabling its Global 2000 customer base to align and integrate business planning with human resource management across an enterprise's business functions. For more information on Computer Horizons, please visit our Web site at www.computerhorizons.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are ``forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management—including, but not limited to, those relating to contract awards, service offerings, market opportunities, results, performance expectations, expectations of cost savings, or proceeds from sale of certain operations—may not materialize.

Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors include the risks associated with unforeseen technical difficulties, the ability to meet customer requirements, market acceptance of service offerings, changes in technology and standards, the ability to complete cost-reduction initiatives, the ability to execute the sale of certain operations or other initiatives, dependencies on key employees, customer satisfaction, availability of technical talent, dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described from time to time in the Company's filings with the Securities Exchange Commission, press releases, and other communications.

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